Goodwin Procter LLP Counsellors at Law 901 New York Avenue, NW Washington, DC 20001	T: 202.346.4000 F: 202.346.4444 goodwinprocter.com

July 29, 2009

Columbia Funds Series Trust

One Financial Center

Boston, MA 02111

Re:	Columbia Funds Series Trust
Post-Effective Amendment No. 78 to Registration Statement on Form N-1A,
File Nos. 333-89661; 811-09645 (the “Registration Statement”)

Ladies and Gentlemen:

As counsel to Columbia Funds Series Trust (the “Trust”), an unincorporated association under Chapter 38 of Title 12 of the Delaware Code (the “Delaware Statutory Trust Law”), commonly referred to as a “Delaware statutory trust,” we have been asked to render our opinion with respect to the issuance of an indefinite number of Class A, Class B, Class C, Class Z, Shares class and Trust class shares of stock of the Trust (the “Shares”), representing, as applicable, interests in Columbia California Intermediate Municipal Bond Fund, Columbia Georgia Intermediate Municipal Bond Fund, Columbia Maryland Intermediate Municipal Bond Fund, Columbia North Carolina Intermediate Municipal Bond Fund, Columbia South Carolina Intermediate Municipal Bond Fund, Columbia Virginia Intermediate Municipal Bond Fund, Corporate Bond Portfolio, Mortgage- and Asset-Backed Portfolio, Columbia Short Term Bond Fund, Columbia Short Term Municipal Bond Fund, Columbia Total Return Bond Fund, Columbia High Income Fund and Columbia Daily Cash Reserves (each, a “Fund” and collectively, the “Funds”), each a series of the Trust, as more fully described in the prospectuses and statements of additional information contained in Post-Effective Amendment No. 78 to the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the Secretary of State of the State of Delaware. We also have assumed that: (i) the Shares of each Fund will be issued and sold at a price per share of not less than the net asset value thereof and that such issuance or sale will be made substantially in conformity with and subject to all of the provisions, terms and conditions set forth in the Trust’s current prospectuses and statements of additional information included in the Registration Statement, as amended or supplemented from time to time, and (ii) ownership of all Shares will be duly recorded in the books of the Trust or its transfer or similar agent. The opinion expressed below is limited to the Delaware Statutory Trust Law.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/S/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP

cc:	Peter T. Fariel, Esq.

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